NUMBER

ORGANIZED UNDER THE LAWS OF THE STATE OF DELAWARE

SHARES

SIGNPATH PHARMA INC.

COMMON STOCK
PAR VALUE $0.001 PER SHARE

See Reverse for Certain Definitions

SPECIMEN – EXHIBIT 4.1

This is to Certify that ______________________ **is the owner of**

______________________ *fully paid and non-assessable shares of the above Corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.*

Witness, *the seal of the Corporation and the signatures of its duly authorized officers.*

Dated

Lawrence Helson, Chief Executive Officer and President

Eileen Slitkin, Secretary